Exhibit 99.1

WESTWATER RESOURCES PREVAILS IN KEY DECISION

IN THE INTERNATIONAL ARBITRATION AGAINST TURKEY

ICSID Tribunal Declines to Bifurcate Proceeding

CENTENNIAL, Colo., April 30, 2020, Westwater Resources, Inc. (Nasdaq: WWR), an energy materials development company, announced that the tribunal appointed by the International Centre for Settlement of Investment Disputes (ICSID) has issued a procedural order that denies a request made by the Republic of Turkey to bifurcate the arbitration proceeding.  As a result, a hearing on the merits is now scheduled for September 2021.

In December 2018, Westwater invoked the provisions of the bilateral investment treaty between Turkey and the United States and filed for international arbitration before ICSID as a result of the decision by the Turkish government to revoke seven uranium licenses held Adur Madencilik Ltd. (“Adur”), a wholly-owned subsidiary of Westwater, located in Turkey.  In March 2020, Turkey requested that the arbitral tribunal bifurcate the arbitration and decide two jurisdictional issues first, a procedural move that would have delayed the arbitration and potentially avoided a hearing to quantify damages.  In its request, Turkey alleged that Westwater’s purchase of Adur in 2015 did not qualify as an investment in Turkey protected by the treaty, and also alleged that Westwater filed its arbitration demand too early.

In Procedural Order #2 issued on April 28, 2020, the arbitral tribunal denied Turkey’s bifurcation request and commented that Turkey’s jurisdictional objections that Westwater’s acquisition of Adur did not qualify as a proper investment in Turkey, was “standard fare” in investor state arbitration.  With regard to that objection, the arbitral tribunal found Turkey’s position “would, if accepted, create great complexity” by “creating a chequerboard of rights” that did not fit with “public international law concepts of State responsibility.”  On the issue of the timing of the commencement of the arbitration, the arbitral panel observed that “providing for a further period of negotiation would be, and would have been futile.”  As a result of this decision, the tribunal will make a final decision on both objections in the course of the arbitration, rather than delaying proceedings to consider them separately.

Christopher M. Jones, President and Chief Executive Officer, commented, “This step forward in our case for compensation from Turkey is important to Westwater and our investors.    We appreciate the time and effort that has gone into these proceedings by the arbitral panel and our legal team, and look forward to timely resolution of our dispute with the Republic of Turkey.”

As a result of the tribunal’s decision, a hearing on substantive issues and damages is now scheduled for September 2021.  In addition, Turkey is required to submit a memorial setting forth its positions on July 20, 2020.  Westwater’s memorial was filed on January 27, 2020.

About Westwater Resources

Westwater Resources (NASDAQ: WWR) is focused on developing energy-related materials. The Company’s battery-materials projects include the Coosa Graphite Project — the most advanced natural flake graphite project in the contiguous United States — and the associated Coosa Graphite Mine located across 41,900 acres (~17,000 hectares) in east-central Alabama. In addition, the Company maintains lithium mineral properties in prospective lithium brine basins in Nevada and Utah. Westwater’s uranium projects are located in Texas and New Mexico. In Texas, the Company has two licensed and currently idled uranium processing facilities and approximately 11,000 acres (~4,400 hectares) of prospective in-situ recovery uranium projects. In New Mexico, the Company controls mineral rights encompassing approximately 188,700 acres (~76,000 hectares) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977 as Uranium Resources, Inc., Westwater also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps, and technical reports for the western United States. For more information, visit www.westwaterresources.net.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that WWR expects or anticipates will occur in the future, including but not limited to statements relating to developments in arbitration before the ICSID and ultimate outcome thereof are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to successfully integrate Alabama Graphite Corporation’s business into its own, and the risk that additional analysis of the Coosa Graphite Project may result in revisions to the findings of WWR’s initial optimization study; (b) the Company’s ability to raise additional capital in the future; (c) spot price and long-term contract price of graphite, lithium, vanadium and uranium; (d) risks associated with our operations and the operations of our partners such as Dorfner Anzaplan, including the impact of COVID-19; (e) operating conditions at the Company’s projects; (f) government and tribal regulation of the graphite industry, the lithium industry, the vanadium industry, the uranium industry, and the power industry, and government support for domestic uranium production and nuclear power; (g) world-wide graphite, lithium, vanadium and uranium supply and demand, including the supply and demand for lithium-based batteries; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates or intends to operate, including in Alabama, Texas, New Mexico, Utah, and Nevada; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions; (k) the results of the Company’s lithium brine exploration activities at the Columbus Basin and Sal Rica projects, and the possibility that future exploration results may be materially less promising than initial exploration result; (i) any graphite, lithium, vanadium or uranium discoveries not being in high-enough concentration to make it economic to extract the metals; (m) currently pending or new litigation or arbitration; and (n) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contacts

Westwater Resources Contact:
Christopher M. Jones, President & CEO
Phone: 303.531.0480
Jeff Vigil, VP Finance & CFO
Phone: 303.531.0481
Email: Info@WestwaterResources.net

Investor Relations Contact:
Porter, LeVay & Rose

Michael Porter
Matthew Abenante

Phone: 212.564.4700
Email: Westwater@plrinvest.com